UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
December 20, 2011

PVH CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-07572	13-1166910

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
200 Madison Avenue, New York, New York		10016
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (212) 381-3500
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 20, 2011, Tommy Hilfiger Holdings S.à.r.l. (“THHS”), an affiliate of investment funds advised by Apax Partners, LLP and Apax Partners LP (together, “Apax”), sold 4,422,322 shares of common stock of PVH Corp. (the “Company”). These shares represented all of THHS’s holdings of Company common stock. These investment funds had owned Tommy Hilfiger B.V. and certain affiliated companies (through THHS) at the time of their acquisition by the Company and had received the shares of Company common stock as part of the consideration paid in the acquisition. In connection with the issuance of the shares at the time of the acquisition, the Company entered into a Stockholders Agreement with THHS, the funds advised by Apax and certain other persons under which, among other things, one of the Apax-advised funds was entitled to designate a nominee for director to the Company’s Board, who, if elected, would also serve on the Board’s Nominating & Governance Committee. Following THHS’s sale of its Company common stock on December 20, 2011, Christian Stahl, the person so designated, who was duly elected by the Company’s stockholders as a director, resigned as a director of the Company and a member of the Board’s Nominating & Governance Committee.
The Company does not expect to fill the vacancy on its Board of Directors or the Nominating & Governance Committee of the Board of Directors resulting from Mr. Stahl’s resignation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PVH CORP.

By:	/s/ Mark D. Fischer

Mark D. Fischer, Senior Vice President

Date: December 21, 2011